                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                 PixTech, Inc.
   -------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
   -------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  72583K 10 9
                    --------------------------------------
                                (CUSIP Number)


                                April 16, 2001
          ----------------------------------------------------------
             Date of Event Which Requires Filing  of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 2 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Illinois Limited Partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN;HC
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 3 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      GLB Partner, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware Limited Partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN;HC
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 4 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Citadel Investment Group, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware Limited Liability Company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO;HC
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 5 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 6 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Illinois Limited Partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN;HC
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 7 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Wingate Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Cayman Islands Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 8 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Bermuda Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO;HC
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 9 of 20 Pages
--------------------------                     -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Fisher Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Cayman Islands Company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO;
------------------------------------------------------------------------------

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 10 of 20 Pages
--------------------------                     -------------------------

Item 1(a)       Name of Issuer:   PixTech, Inc.


   1(b)  Address of Issuer's Principal Executive Offices:

                    Avenue Olivier Perroy
                    13790 Rousset, France

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

                    Citadel Limited Partnership
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Illinois limited partnership

                    GLB Partners, L.P.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware limited partnership

                    Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Delaware limited liability company

                    Kenneth Griffin
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    U.S. Citizen

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 11 of 20 Pages
--------------------------                     -------------------------

                    Wellington Partners Limited Partnership
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Illinois limited partnership

                    Wingate Capital Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Cayman Islands company

                    Kensington Global Strategies Fund, Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Bermuda company

                    Fisher Capital Ltd.
                    c/o Citadel Investment Group, L.L.C.
                    225 W. Washington
                    9th Floor
                    Chicago, Illinois 60606
                    Cayman Islands company

   2(d)  Title of Class of Securities:

                    Common Stock, par value $0.01 per share

   2(e)  CUSIP Number:   72583K-10-9


Item 3   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
                   Act;

         (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 12 of 20 Pages
--------------------------                     -------------------------

         (d) [_] Investment company registered under Section 8 of the Investment Company Act;

         (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)
                   (ii)(E);

         (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

         (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4   Ownership:

CITADEL LIMITED PARTNERSHIP

   (a)  Amount beneficially owned:

        0

   (b)  Percent of Class:

        0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

   (c)  Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 13 of 20 Pages
--------------------------                     -------------------------

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

                0

GLB PARTNERS,  L.P.

   (a)  Amount beneficially owned:

        0

   (b)  Percent of Class:

        0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

   (c)  Number of shares as to which such person has:

        (i)     sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 14 of 20 Pages
--------------------------                     -------------------------

CITADEL INVESTMENT GROUP, L.L.C.

   (a)   Amount beneficially owned:

         0

   (b)   Percent of Class:

         0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

                0

KENNETH GRIFFIN

   (a)   Amount beneficially owned:

         0

   (b)   Percent of Class:

         0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 15 of 20 Pages
--------------------------                     -------------------------

   (c)  Number of shares as to which such person has:

        (i)     sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

                0

WELLINGTON PARTNERS LIMITED PARTNERSHIP

   (a)   Amount beneficially owned:

         0

   (b)   Percent of Class:

         0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 16 of 20 Pages
--------------------------                     -------------------------



WINGATE CAPITAL LTD.

   (a)  Amount beneficially owned:

        0

   (b)  Percent of Class:

        0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

   (c)  Number of shares as to which such person has:

        (i)     sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

                0

KENSINGTON GLOBAL STRATEGIES FUND, LTD.

   (a)   Amount beneficially owned:

         0

   (b)   Percent of Class:

         0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 17 of 20 Pages
--------------------------                     -------------------------

   (c)   Number of shares as to which such person has:

         (i)    sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

                0

FISHER CAPITAL LTD.

   (a)   Amount beneficially owned:

         0

   (b)   Percent of Class:

         0% as of the date of filing of this statement. (Based on 56,046,771 Shares of Common Stock issued and outstanding as of March 13, 2001.)


   (c)   Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote:

                0

         (ii)   shared power to vote or to direct the vote:

                0

         (iii)  sole power to dispose or to direct the disposition of:

                0

         (iv)   shared power to dispose or to direct the disposition of:

--------------------------                     -------------------------
  CUSIP No. 72583K-10-9           13G           Page 18 of 20 Pages
--------------------------                     -------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof of the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                      Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                      See Item 2 above

Item 8.  Identification and Classification of Members of the Group.

                      Not Applicable

Item 9.  Notice of Dissolution of a Group

                      Not Applicable

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                         --------------------------
  CUSIP No. 72583K-10-9               13G           Page 19 of 20 Pages
-------------------------                         --------------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 16th day of April, 2001        /s/ Kenneth Griffin
                                          ------------------------------
                                          Kenneth Griffin

CITADEL LIMITED PARTNERSHIP               CITADEL INVESTMENT GROUP, L.L.C.

By: GLB Partners, L.P.,                   By: /s/ Kenneth Griffin
                                             -------------------------------
    its General Partner                       Kenneth Griffin, President

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
    ----------------------------
    Kenneth Griffin, President

GLB PARTNERS, L.P.                            WINGATE CAPITAL LTD.

By: Citadel Investment Group, L.L.C.,     By: Citadel Limited Partnership,
    its General Partner                       its Trading Manager

By: /s/ Kenneth Griffin                   By: GLB Partners, L.P.,
   -----------------------------
    Kenneth Griffin, President                its General Partner

                                          By: Citadel Investment Group, L.L.C.,
                                              its General Partner

                                          By: /s/ Kenneth Griffin
                                             --------------------------------
                                              Kenneth Griffin, President

WELLINGTON PARTNERS LIMITED               FISHER CAPITAL LTD.
PARTNERSHIP

By: Citadel Limited Partnership,          By: Citadel Limited Partnership,
    its General Partner                       its Trading Manager

By: GLB Partners, L.P.,                   By: GLB Partners, L.P.,
    its General Partner                       its General Partner

By: Citadel Investment Group, L.L.C.,     By: Citadel Investment Group, L.L.C.,
    its General Partner                       its General Partner

By: /s/ Kenneth Griffin                   By: /s/ Kenneth Griffin
   -----------------------------             _______________________________
    Kenneth Griffin, President                Kenneth Griffin, President

-------------------------                         --------------------------
  CUSIP No. 72583K-10-9               13G           Page 20 of 20 Pages
-------------------------                         --------------------------

KENSINGTON GLOBAL STRATEGIES
FUND, LTD.

By: Citadel Limited Partnership,
    its Trading Manager

By: GLB Partners, L.P.,
    its General Partner

By: Citadel Investment Group, L.L.C.,
    its General Partner

By: /s/ Kenneth Griffin
   ------------------------------------
    Kenneth Griffin, President